Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY CELEBRATES ITS 10TH ANNIVERSARY WITH RECORD EARNINGS
CHICAGO, October 26, 2007 — CNA Surety Corporation (NYSE:SUR) today reported net income for the third quarter of 2007 of $28.0 million, or $0.63 per diluted share, compared to $23.6 million, or $0.54 per diluted share, for the same period in 2006. The increase in net income reflects higher earned premium, higher net investment income, and the impact of a lower expense ratio.
“The third quarter marked the ten year anniversary of the merger of two successful and long-standing surety operations that formed CNA Surety”, said John F. Welch, President and Chief Executive Officer. “Our record level of earnings is a great way to mark this milestone. In addition, many of our employees joined in the celebration by raising money for local charities and participating in various community service projects.”
For the quarter ended September 30, 2007, gross written premiums increased 7% to $123.5 million compared to the quarter ended September 30, 2006. Contract surety gross written premiums increased 11% to $82.4 million primarily due to the strength of the non-residential construction economy and the success of our small contractor product. Commercial surety gross written premiums decreased slightly for the quarter as selective underwriting in the large commercial market resulted in lower premium production. Small commercial and related fidelity and other premiums returned to a more normal growth rate of 3% as prior period comparisons are no longer impacted by the loss of a large notary bond producer in 2006. Net written premiums increased 8% to $114.0 million from the third quarter of 2006.
The loss ratio for the quarter ended September 30, 2007 increased slightly to 21.0 percent compared to 20.6 percent for the third quarter of 2006. These loss ratios include favorable development on prior accident years of $5.0 million, or approximately 4 percentage points, in the current quarter compared to $5.1 million, or approximately 5 percentage points, in the same period last year. The expense and combined ratios improved to 52.8 percent and 73.8 percent, respectively, compared to 55.0 percent and 75.6 percent, respectively, for the same period in 2006. These ratios reflect strong premium growth and continued focus on expense management.
Net investment income for the quarter ended September 30, 2007 was $11.3 million compared to $9.8 million during the third quarter of 2006 due to an increase in invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.5% for the three months ended September 30, 2007 and 2006, respectively. Net realized investment gains were $0.1 million for the quarter ended September 30, 2007 compared to net realized investment losses of $1.0 million in the same period of 2006. This change was primarily due to the recognition of impairment losses on certain fixed income securities in the third quarter of 2006.

Nine Month Results
Net income for the nine months ended September 30, 2007 was $70.6 million, or $1.60 per diluted share, compared to $61.1 million or $1.39 per diluted share, for the same period in 2006. The increase in net income reflects higher earned premium, higher net investment income, and the impacts of lower loss and expense ratios.
For the nine months ended September 30, 2007, gross written premiums increased 6% to $367.9 million compared to the nine-month period ended September 30, 2006. Gross written premiums for contract surety increased 9% to $240.4 million primarily due to the strength of the non-residential construction economy and the success of our small contractor product. Both large and small commercial surety gross written premiums increased slightly for the first nine months of 2007. Fidelity and other premiums decreased slightly for the first nine months of 2007. Ceded written premiums decreased $2.8 million to $28.9 million for the first nine months of 2007 compared to the same period last year. This decrease reflects lower costs for reinsurance for a specific account and savings on the core reinsurance program. Net written premiums increased 7% to $339.0 million.
For the nine months ended September 30, 2007, the loss, expense, and combined ratios improved to 23.8 percent, 53.8 percent, and 77.6 percent, respectively, compared to 23.9 percent, 55.2 percent, and 79.1 percent, respectively, for the same period in 2006. The current ratios reflect lower reinsurance costs, strong premium growth and continued focus on expense management.
For the nine months ended September 30, 2007, net investment income increased 13% to $32.8 million compared to $29.0 million for the same period in 2006. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.5% for the nine months ended September 30, 2007 and 2006, respectively.
As of September 30, 2007, stockholders’ equity increased by 12% from December 31, 2006, to $635.9 million due to net income in the current year and an increase in additional paid-in capital of $3.6 million primarily due to proceeds from employee stock option exercises. These items were partially offset by adverse changes in the market value of investments driven by higher interest rates. Combined statutory surplus totaled $413.3 million at September 30, 2007, resulting in an annualized net written premium to statutory surplus ratio of 1 to 1.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on October 26, 2007. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 877-741-4240. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=43130 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on October 26th until 1:00 p.m. (EST) on November 9, 2007 by dialing 888-203-1112, pass code 2260148 or over the Internet at the foregoing websites.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Results:

Gross written premiums	$123,549	$115,904	$367,902	$347,947

Net written premiums	$113,977	$105,067	$338,967	$316,170

Revenues:
Net earned premiums	$113,617	$102,798	$317,607	$291,727
Net investment income	11,328	9,850	32,792	29,021
Net realized investment gains (losses)	65	(999)	(486)	(894)

Total revenues	$125,010	$111,649	$349,913	$319,854

Expenses:
Net losses and loss adjustment expenses(1)	$23,835	$21,133	$75,632	$69,674
Net commissions, brokerage and other underwriting expenses	59,952	56,527	170,870	160,954
Interest expense	745	967	2,194	2,931

Total expenses	$84,532	$78,627	$248,696	$233,559

Income before income taxes	40,478	33,022	101,217	86,295

Income tax expense	12,481	9,402	30,577	25,185

Net income	$27,997	$23,620	$70,640	$61,110

Basic earnings per common share	$0.64	$0.54	$1.61	$1.40

Diluted earnings per common share	$0.63	$0.54	$1.60	$1.39

Basic weighted average shares outstanding	43,954	43,558	43,975	43,602

Diluted weighted average shares outstanding	44,194	43,897	44,248	43,879

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Underwriting Results:

Gross written premiums:
Contract	$82,381	$74,444	$240,397	$220,646
Commercial	33,361	33,862	103,048	102,734
Fidelity and other	7,807	7,598	24,457	24,567

	$123,549	$115,904	$367,902	$347,947

Net written premiums:
Contract	$73,824	$64,896	$214,344	$192,299
Commercial	32,346	32,573	100,166	99,304
Fidelity and other	7,807	7,598	24,457	24,567

	$113,977	$105,067	$338,967	$316,170

Net earned premiums	$113,617	$102,798	$317,607	$291,727
Net losses and loss adjustment expenses(1)	23,835	21,133	75,632	69,674
Net commissions, brokerage and other underwriting expenses	59,952	56,527	170,870	160,954

Underwriting income	29,830	25,138	71,105	61,099
Net investment income	11,328	9,850	32,792	29,021
Net realized investment gains (losses)	65	(999)	(486)	(894)
Interest expense	745	967	2,194	2,931

Income before income taxes	40,478	33,022	101,217	86,295
Income tax expense	12,481	9,402	30,577	25,185

Net income	$27,997	$23,620	$70,640	$61,110

Loss ratio(1)	21.0%	20.6%	23.8%	23.9%
Expense ratio	52.8%	55.0%	53.8%	55.2%

Combined ratio(1)	73.8%	75.6%	77.6%	79.1%

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cash Flow Data:

Net cash provided by operations	$58,263	$42,890	$91,321	$80,525

	September 30,	December 31,
	2007	2006
Consolidated Balance Sheet Data:

Invested assets and cash	$979,885	$897,285
Intangible assets, net	138,785	138,785
Total assets	1,461,722	1,368,333

Insurance reserves	721,208	688,027
Debt	30,766	30,690
Total stockholders’ equity	635,885	565,902

Book value per share	$14.44	$12.90

Outstanding shares	44,022	43,872

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. The dollar amount of these reserve revisions were reductions of $5.0 million, or 4.4 percentage points, and $5.1 million, or 1.6 percentage points for the three and nine months ended September 30, 2007, respectively. The dollar amount and percentage point effect on the loss ratio of these reserve revisions were reductions of $5.1 million, or 5.0 percentage points, and $5.3 million, or 1.8 percentage points for the three and nine months ended September 30, 2006, respectively.